Exhibit 99.1

Iconix Reports Financial Results for the Fourth Quarter & Full Year 2020

NEW YORK, March 31, 2021 /Globe Newswire/ -

•	Total revenue of $33.9 million compared to $43.2 million in the prior year quarter.
•	GAAP Operating Income $2.6 million as compared to a loss of $60.4 million in the prior year quarter.
•	Adjusted EBITDA of $18.4 million, compared to $21.1 million in the prior year quarter.
•	Continued to improve cost structure, decreasing SG&A expenses by 27% from prior year quarter.
•	Signed 190 license agreements during 2020, representing $134 million of aggregate minimum royalties over the life of these contracts.
•	Completed Sale of Lee Cooper China in March 2021 with net proceeds of $15.8 million and repaid $11.8 million of Senior Secured Term Loan.

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the fourth quarter and full year ended December 31, 2020.

Bob Galvin, CEO commented, “Our entire organization committed to delivering the best possible results for our licensees and our shareholders this past year and I want to thank each of our associates for their dedication during this very difficult period. We operated at a high level throughout the pandemic due to our consistent focus on our business objectives. While we are hopeful that the pandemic will subside in 2021, we will continue to address the many pandemic-related challenges we face between now and then, and, at the same time, continue to focus on realizing the opportunity that exists for our brands through focusing on building our pipeline of future business. We had great success during this pandemic year, as we signed 190 deals for aggregate guaranteed minimum royalties of approximately $134 million, approximately the same amount that we signed in 2019.

Galvin continued, “We have also made great strides to de-lever our balance sheet.  From December 31, 2019 to today, through proceeds from assets sales and cash flow, we have reduced our Term Loan balance by over 52%, or approximately $92 million.”

Fourth Quarter & Full Year 2020 Financial Results

GAAP Revenue by Segment

(000’s)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Licensing revenue:
Women's	$8,443	$10,637	$25,248	$37,491
Men's	7,318	11,302	22,737	36,793
Home	5,758	3,548	16,194	14,753
International	12,369	17,691	44,397	59,947
	$33,888	$43,178	$108,576	$148,984

For the fourth quarter of 2020, total revenue was $33.9 million, a 22% decline, compared to $43.2 million in the fourth quarter of 2019. Revenue across all segments, except our Home segment, was primarily negatively impacted by the effects of the COVID-19 pandemic on the global economy. The 21% decrease in revenue in our Women’s segment was principally as a result of a decrease in licensing revenue from our Mudd and London Fog brands partially offset by an increase in our Danskin Brand. Revenue from the Men’s segment decreased 35% mainly due to a decrease in licensing revenue from our Buffalo and Ecko Unltd brands partly offset by an increase in our Umbro brand. Sales in our Home segment improved by 62% principally due to an increase in licensing revenue from our Charisma and Cannon brands, partially offset by a decrease in our Fieldcrest brand. Our International segment revenue declined 30% mainly due to decreases in Latin America and Europe.

For the twelve months ended December 31, 2020, total revenue was $108.6 million, a 27% decline, compared to $149.0 million in the twelve months ended December 31, 2019. The decrease was primarily driven by decreases in our Woman’s, Men’s and International segments as a result of the negative impacts of the COVID-19 pandemic on the global economy.

Exhibit 99.1

SG&A Expenses:

Total SG&A expenses in the fourth quarter of 2020 were $17.4 million, a 27% decline compared to $23.9 million in the fourth quarter of 2019. The decline for the quarter was primarily driven by a decrease in professional fees, advertising costs and bad debt expense.

Total SG&A expenses in the twelve months ended December 31, 2020 were $59.4 million, a 30% decline compared to $84.7 million in the twelve months ended December 31, 2019, as we have aligned our costs to the current business level. The decline was primarily due to decreases in advertising expense, compensation costs and professional fees.

Trademark, Investment and Asset Impairment:

In the fourth quarter of 2020, the Company recorded a non-cash trademark impairment charge of $11.3 million. The charge for the fourth quarter of 2020 was mostly based on the current and estimated future cash flows on the fair value of the Candies and Rampage indefinite-lived trademarks. The Company recorded investment impairments of $2.4 million in the fourth quarter of 2020 as a result of a reduction in the fair value of our Candies joint venture in China. In the fourth quarter of 2019, the Company recorded a non-cash trademark impairment charge of $65.6 million, primarily related to the write-down in the Joe Boxer and Mudd trademarks in the Women’s segment and Fieldcrest in the Home segment. The Company also recorded a non-cash investment impairment charge of $9.6 million in the fourth quarter of 2019 due to impairment of the Company’s investment in MG Icon, which owns the Material Girl trademark, and an asset impairment charge of $1.8 million related to the consolidation and partial sublease of our New York office space.

Total trademark, investment and asset impairment for the twelve months ended December 31, 2020 was $54.7 million as compared to $94.0 million for the twelve months ended December 31, 2019.

Operating Income and Adjusted EBITDA (1):

Adjusted EBITDA is a non-GAAP metric, and a reconciliation table is included below.

Operating income for the fourth quarter of 2020 was $2.6 million, as compared to operating loss of $60.4 million for the fourth quarter of 2019.  The fourth quarter 2020 results include $13.8 million of charges related to impairments. Adjusted EBITDA in the fourth quarter of 2020 was $18.4 million, which represents operating income of $2.6 million excluding net adjustments of $15.8 million.  Adjusted EBITDA in the fourth quarter of 2019 was $21.1 million, which represents operating loss of $60.4 million excluding net charges of $81.5 million.  The change period over period in Adjusted EBITDA was primarily as a result of reduced revenue largely driven by the impact of the COVID-19 pandemic on our business, somewhat offset by reduced expenses driven by the Company’s cost reduction initiative. Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Note: All items in the following tables are attributable to the Company’s interest in its subsidiaries and joint ventures, as applicable, and exclude the results related to any non-controlling interest in such entities. Certain numbers may not add due to rounding.

Adjusted EBITDA by Segment (1)	For the Three Months Ended December 31,			For the Year Ended December 31,
(000's)	2020	2019	% Change	2020	2019	% Change

Women's	$6,880	$9,139	-25%	$23,332	$35,493	-34%
Men's	4,543	4,778	-5%	10,400	15,625	-33%
Home	4,974	3,081	61%	14,644	12,871	14%
International	7,367	11,247	-34%	25,036	37,567	-33%
Corporate	(5,382)	(7,145)	25%	(18,279)	(20,785)	12%
Adjusted EBITDA	$18,382	$21,100	-13%	$55,133	$80,771	-32%

Adjusted EBITDA Margin (2)	54%	49%		51%	54%

Exhibit 99.1

Adjusted EBITDA margin in the fourth quarter of 2020 was 54% as compared to Adjusted EBITDA margin in the fourth quarter of 2019 of 49%. The change period over period in Adjusted EBITDA margin is primarily a result of the Company’s expenses decreasing at a faster rate than revenue.

Interest Expense and Other Loss, net:

Interest expense in the fourth quarter of 2020 was $15.4 million as compared to $13.5 million in the fourth quarter of 2019. The legal final maturity date of the Securitization Notes is in January of 2043. The Company did not repay or refinance the Securitization Notes prior to the anticipated repayment date. Therefore, beginning January 2020, the Company accrues additional interest on the Securitization Notes that is not payable until 2043. The increase in interest expense period over period was primarily the result of the step up in interest for the securitization. In the fourth quarter of 2020, Other loss was $1.7 million as compared to a loss of $12.1 million in the fourth quarter of 2019.  This result is primarily from the Company's accounting for the 5.75% Convertible Notes, which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the respective period's consolidated income statement.

Interest expense in the twelve months ended December 31, 2020 was $67.7 million as compared to $56.9 million for the twelve months ended December 31, 2019. For Other loss, net for the twelve months ended December 31, 2020, the Company recognized a $3.6 million loss as compared to a $5.3 million in the prior year period.

Provision for Income Taxes:

The effective income tax rate for the fourth quarter of 2020 was 14.4%, which resulted in a $2.2 million income tax benefit, as compared to an effective income tax rate of -5.1% in the fourth quarter of 2019, which resulted in a $4.4 million income tax expense.  The income tax benefit for the fourth quarter of 2020, was primarily driven by a decrease in foreign taxes and a consolidated pretax loss for the quarter. The income tax expense for the fourth quarter of 2019 was primarily driven by the increase in foreign withholding taxes.

The effective tax rate for the twelve months ended December 31, 2020 was 42.6%, which resulted in a 2.2 million tax benefit as compared to an effective income tax rate of -6.0% for the twelve months ended December 31,2019, which resulted in a $5.7 million tax expense. The increase in the effective tax rate was primarily due to a $6.7 million tax benefit generated during the current year related to the CARES Act which was calculated against a pre-tax loss as compared to the prior year where the Company calculated a current tax expense due to foreign withholding taxes calculated against a pre-tax loss.

GAAP Net Loss and GAAP Diluted EPS:

GAAP net loss attributable to Iconix for the fourth quarter of 2020 reflected a net loss of $14.1 million, compared to a net loss of $93.0 million for the fourth quarter of 2019. GAAP diluted EPS for the fourth quarter of 2020 reflected a loss of $1.06 per share, compared to a loss of $7.94 per share for the fourth quarter of 2019.

GAAP net loss attributable to Iconix for the twelve months ended December 31, 2020 reflected a net loss of $7.3 million,

compared to a net loss of $109.5 million for the twelve months ended December 31, 2019. GAAP diluted EPS for the twelve months ended December 31, 2020 reflected a loss of $0.60 per share compared to a loss of $10.37 per share for the twelve months ended December 31, 2019.

Exhibit 99.1

Adjusted EBITDA (1):

Adjusted EBITDA for the fourth quarter of 2020 was $18.4 million, compared to $21.1 million for the fourth quarter of 2019.

Adjusted EBITDA: (1)
(000's)
	For the Three Months Ended December 31,
	2020	2019	% Change

GAAP Operating Income (Loss)	$2,553	$(60,388)
Add:
stock-based compensation expense	196	209
depreciation and amortization	302	423
contract asset write offs, net	137	136
impairment charges	13,768	76,966
special charges	2,513	4,805
non-controlling interest	(807)	(2,580)
non-controlling interest related to D&A and impairment	(280)	1,529
	15,829	81,488

Adjusted EBITDA	$18,382	$21,100	-13%
Adjusted EBITDA Margin (2)	54%	49%

Adjusted EBITDA: (1)
(000's)
	For the Year Ended December 31,
	2020	2019	% Change

GAAP Operating Income (Loss)	$67,601	$(31,532)
Add:
stock-based compensation expense	804	971
depreciation and amortization	1,196	1,816
gain on sale of trademarks and investments	(75,705)	-
contract asset write offs, net	837	3,769
impairment charges	54,722	93,966
special charges	11,816	19,868
non-controlling interest	(4,362)	(9,597)
non-controlling interest related to D&A and impairment	(1,776)	1,510
	(12,468)	112,303

Adjusted EBITDA	$55,133	$80,771	-32%
Adjusted EBITDA Margin (2)	51%	54%

Exhibit 99.1

Balance Sheet and Liquidity:

(000's)	December 31, 2020	December 31, 2019
Cash Summary:
Unrestricted Domestic, Canada and China (Wholly Owned)	$29,477	$29,144
Unrestricted Luxembourg (Wholly Owned)	12,832	17,023
Unrestricted in consolidated JV's	7,488	9,298
Restricted Cash	9,380	15,946
Total Cash	$59,177	$71,411

Debt Summary:
Senior Secured Notes due January 2043*	$317,856	$338,130
Variable Funding Note due January 2043	100,000	100,000
5.75% Convertible Notes due August 2023	94,430	94,430
Senior Secured Term Loan due August 2022 **	99,862	175,600
Payroll Protection Plan Loan	1,307	—
Total Debt (Face Value)	$613,455	$708,160

*- The legal final maturity of the Securitization Notes is in January of 2043, as the Company did not repay or refinance the Securitization Notes prior to the anticipated repayment date. Therefore, beginning in January 2020, the Company is no longer required to make previously designated contractual principal payments. Future principal payments are formulaically based on a percentage of receipts of royalty revenue, and as such are subject to market factors outside of the Company’s control. There can be no assurance that all or any future principal payments projected for the Senior Secured Notes will be made in accordance with the projections provided.

**- The Senior Secured Term Loan Balance at March 31, 2021 is approximately $83 million, reflecting the required principal repayment from the proceeds of the Lee Cooper China sale and the regularly scheduled principal payment on March 31, 2021.

Fiscal 2021 Outlook

Due to the impact that COVID-19 is having across the globe, and the rapid and continuous economic developments, we are not providing guidance for fiscal year 2021 at this time. The impact of COVID-19 on our business could be material to our operating results, cash flows and financial condition. Due to the evolving and uncertain nature of this situation, we are not able to estimate the full extent of the impact on Iconix’s operating results, cash flows and financial condition. We will provide additional updates as the situation warrants.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Exhibit 99.1

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the occurrence of any strategic transaction and the impact of any potential strategic transaction, including acquisitions or dispositions, the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations, the impact of COVID-19 on our and our licensees’ business, results of operations, financial condition and liquidity and the impact of COVID-19 on global production, manufacturing, distribution and sales and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10‑K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10‑Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
John T. McClain
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
jmcclain@iconixbrand.com

212-730-0030

Exhibit 99.1

Unaudited Consolidated Statement of Operations

(000’s, except earnings per share data)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Licensing revenue	$33,888	$43,178	$108,576	$148,984
Selling, general and administrative expenses	17,355	23,902	59,398	84,748
Depreciation and amortization	302	422	1,196	1,816
Equity (earnings) loss on joint ventures	(90)	2,276	1,364	(14)
Gain on sale of investment	—	—	(1,600)	—
Gain on sale of trademarks	—	—	(74,105)	—
Asset impairment	62	1,766	62	1,766
Investment impairment	2,362	9,613	19,607	26,613
Trademark impairment	11,344	65,587	35,053	65,587
Operating income (loss)	2,553	(60,388)	67,601	(31,532)
Other expenses (income):
Interest expense	15,445	13,521	67,694	56,921
Interest income	(2)	(102)	(52)	(360)
Other loss, net	1,718	12,116	3,570	5,291
Foreign currency translation loss	974	98	1,570	858
Other expenses – net	18,135	25,633	72,782	62,710
Loss before income taxes	(15,582)	(86,021)	(5,181)	(94,242)
(Benefit) Provision for income taxes	(2,244)	4,429	(2,205)	5,683
Net loss	(13,338)	(90,450)	(2,976)	(99,925)
Less: Net income attributable to non-controlling interest	806	2,579	4,360	9,597
Net loss attributable to Iconix Brand Group, Inc.	$(14,144)	$(93,029)	$(7,336)	$(109,522)

Loss per share:
Basic	$(1.06)	$(7.94)	$(0.60)	$(10.37)
Diluted	$(1.06)	$(7.94)	$(0.60)	$(10.37)
Weighted average number of common shares outstanding:
Basic	13,175	11,716	12,334	10,559
Diluted	13,175	11,716	12,334	10,559

Exhibit 99.1

Footnotes

(1) Adjusted EBITDA is a non-GAAP financial measure, which represents operating income excluding stock-based compensation (benefit) expense, depreciation and amortization, impairment charges, special charges related to potential settlement and professional fees incurred as a result of cooperation with the Staff of the SEC, the SEC and related SDNY investigations, internal investigations, the previously disclosed class action and derivative litigations and costs related to the exploration of strategic alternatives. The Company believes Adjusted EBITDA is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA information may calculate EBITDA and Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Adjusted EBITDA Reconciliation For the Three Months Ended December 31, 2020
	GAAP Operating Income		Impairment Charges		Special Charges		Gain on sale of Trademarks & Investments		Depreciation & Amortization		Stock Compensation		Contract Asset Impairment		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Women's	(2,099)	(27,198)	8,979	35,281	-	-	-	-	-	-	-	-	-	-	-	1,056	6,880	9,139
Men's	5,510	7,103	849	872	-	-	-	-	-	13	-	-	-	-	(1,816)	(3,210)	4,543	4,778
Home	4,974	(14,709)	-	17,789	-	-	-	-	-		-	1	-	-	-	-	4,974	3,081
International	6,052	(1,944)	1,517	11,645	-	-	-	-	74	71	-	3	137	136	(413)	1,336	7,367	11,247
Corporate	(11,884)	(23,640)	2,423	11,379	2,513	4,805	-	-	228	339	196	205	-	-	1,142	(233)	(5,382)	(7,145)
Total Income	2,553	(60,388)	13,768	76,966	2,513	4,805	-	-	302	423	196	209	137	136	(1,087)	(1,051)	18,382	21,100

Adjusted EBITDA Reconciliation For the Year Ended December 31, 2020
	GAAP Operating Income		Impairment Charges		Special Charges		Gain on sale of Trademarks & Investments		Depreciation & Amortization		Stock Compensation		Contract Asset Impairment		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Women's	3,652	(961)	19,617	35,281	-	-	-	-	-	-	-	-	63	117	-	1,056	23,332	35,493
Men's	10,103	24,878	5,197	872	637	-	-	-	4	50	-	-	16	(144)	(5,557)	(10,031)	10,400	15,625
Home	9,486	(4,932)	5,152	17,789	-	-	-	-	-	-	1	6	5	8	-	-	14,644	12,871
International	20,621	23,487	5,065	11,645	-	-	-	-	272	301	2	14	753	3,788	(1,677)	(1,668)	25,036	37,567
Corporate	23,739	(74,004)	19,691	28,379	11,179	19,868	(75,705)	-	920	1,465	801	951	-	-	1,096	2,556	(18,279)	(20,785)
Total Income	67,601	(31,532)	54,722	93,966	11,816	19,868	(75,705)	-	1,196	1,816	804	971	837	3,769	(6,138)	(8,087)	55,133	80,771

(2) Adjusted EBITDA margin is a non-GAAP financial measure, which represents Adjusted EBITDA as a percentage of revenue.  The Company believes Adjusted EBITDA margin is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA margin include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA margin should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA margin information may calculate EBITDA margin and Adjusted EBITDA margin differently than we do. The definition of Adjusted EBITDA margin may not be the same as the definitions used in any of our debt agreements.